As filed with the Securities and Exchange Commission on July 30, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Ra Medical Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3841	38-3661826
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2070 Las Palmas Drive

Carlsbad, CA 92011

760-804-1648

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan Will McGuire

2070 Las Palmas Drive

Carlsbad, CA 92011

760-804-1648

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin J. Waters	Robert F. Charron
Wilson Sonsini Goodrich & Rosati, P.C.	Ellenoff Grossman & Schole LLP
12235 El Camino Real	1345 Avenue of the Americas
San Diego, CA 92130	New York, NY 10105
Tel: (858) 350-2300	Phone: (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-239887

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period with any new or revised accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)		Amount of Registration Fee
Units, each unit consisting of (i) one share of common stock, par value $0.0001 per share, and (ii) one warrant to purchase one share of common stock	$2,000,000		$259.60
Pre-funded units, each pre-funded unit consisting of (i) one pre-funded warrant to purchase one share of common stock and (ii) one warrant to purchase one share of common stock	$2,000,000		$259.60
Shares of common stock included in the units	$—		$—
Warrants included in the units and pre-funded units	$—	(3)	$—
Pre-funded warrants included in the pre-funded units	$—	(3)	$—
Shares of common stock issuable upon exercise of the warrants included in the units and pre-funded units	$2,000,000		$259.60
Shares of common stock issuable upon exercise of the pre-funded warrants included in the pre-funded units	$—		$—
Placement agent's warrants	$—	(4)	$—
Shares of common stock issuable upon exercise of the placement agent's warrants	$175,000		$22.72
Total	$6,175,000		$801.52

(1)

All amounts in this table are estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Ra Medical Systems, Inc. previously registered securities with a proposed maximum aggregate offering price of $30,875,000 on a Registration Statement on Form S-1 (Registration No. 333-239887), as amended (the “Related Registration Statement”), and paid a fee of $4,008. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of no more than 20% of the maximum aggregate offering price of the remaining securities eligible to be sold under the Related Registration Statement is hereby registered.

(2)

The proposed maximum aggregate offering price of the units and pre-funded units, if any, is $2,000,000. This registration fee table shows a proposed maximum aggregate offering price of $6,175,000 solely for purposes of complying with guidance of the Securities and Exchange Commission (the “Commission”), relating to the payment of registration fees, as we are required by the Commission to register separately the units, the pre-funded units, the shares of common stock included in the units, the warrants included in the units and pre-funded units, the pre-funded warrants included in the pre-funded units, the shares of common stock issuable upon exercise of the warrants included in the units and pre-funded units, the shares of common stock issuable upon exercise of the pre-funded warrants included in the pre-funded units, the placement agent warrants and the shares issuable upon exercise of the placement agent warrants. The aggregate offering price of the units proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the pre-funded units offered and sold in the offering (plus the aggregate exercise price of the shares of common stock issuable upon exercise of the pre-funded warrants included in the pre-funded units).

(3)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.
(4)

Represents warrants issuable to the placement agent and its designees to purchase a number of shares of common stock equal to 7.0% of the aggregate number of shares of common stock sold in this offering (including the number of shares of common stock issuable upon exercise of the pre-funded warrants), at an exercise price equal to 125% of the public offering price per unit.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

Ra Medical Systems, Inc., or the Company, is filing this registration statement with the Securities and Exchange Commission, or the SEC, pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-1, as amended (File No. 333-239887), or the Registration Statement, which was originally filed with the SEC on July 16, 2020 and declared effective on July 30, 2020.

We are filing this registration statement for the purpose of registering additional securities of the Company with the proposed maximum aggregate offering price not to exceed $6,175,000. The information set forth in the Registration Statement, including all exhibits thereto and all information incorporated by reference therein, is incorporated by reference in this filing.

The required opinions and consents are listed on the exhibit index and filed with this filing.

EXHIBIT INDEX

Exhibit Number	Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney of certain directors and officers of the Registrant (contained on signature page).	S-1	333-239887	24.1	7/16/2020

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California on July 30, 2020.

RA MEDICAL SYSTEMS, INC.

By:	/s/ Jonathan Will McGuire
Name:	Jonathan Will McGuire
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title of Capacities	Date

/s/ Jonathan Will McGuire Jonathan Will McGuire	Director and Chief Executive Officer (Principal Executive Officer)	July 30, 2020

/s/ Andrew Jackson Andrew Jackson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 30, 2020

* Martin Colombatto	Chairman of the Board of Directors	July 30, 2020

* Maurice Buchbinder, M.D.	Director	July 30, 2020

* William R. Enquist, Jr.	Director	July 30, 2020

* Richard Mejia, Jr.	Director	July 30, 2020

* Mark E. Saad	Director	July 30, 2020

* Joan Stafslien	Director	July 30, 2020

* By:	/s/ Jonathan Will McGuire
Jonathan Will McGuire
Attorney-in-fact